ARTHUR ANDERSEN




June 28, 1999

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the 6 paragraphs of Paragraph A, Item 4 included in the Form 8-K dated June 23,1999 of Ameron International Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP

cc: Mr. Gary Wagner, Senior Vice President & Chief Financial Officer Ameron International Corporation